Exhibit 10.5

PERFORMANCE UNIT AWARD AGREEMENT

Issued Pursuant to the

2009 Incentive Plan

of Barnes & Noble, Inc.

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), effective as of the grant date (the “Grant Date”) set forth in the attached Performance Unit Award Certificate (the “Certificate”), represents the grant of such number of Performance Units set forth in the Certificate by Barnes & Noble, Inc. (the “Company”), to the person named in the Certificate (the “Participant”), subject to the terms and conditions set forth below and the provisions of the Barnes & Noble, Inc. 2009 Incentive Plan adopted by the Company’s Board of Directors on April 14, 2009 and approved by the Company’s stockholders on June 2, 2009 (the “Plan”).

All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. Valuation of Performance Units. Each Performance Unit shall represent the right to receive an amount in cash based upon the attainment of certain financial goals (“Performance Criteria”) during a specified period of time (the “Performance Period”) under a specified payment formula (the “Payment Formula”), each of which shall be specified in the Certificate. Following the end of the Performance Period, the Committee shall certify the level of attainment of the Performance Criteria and the amount payable under the Payment Formula as a result thereof, provided that the Committee shall have discretion to reduce (but not increase) the amount otherwise payable under the Performance Units (the amount so payable (after the application of such discretion, if any), the “Payment Value”).

2. Payment. (a) General. As soon as administratively practicable following the end of the Performance Period, the Company shall pay to the Participant an amount in cash equal to the Payment Value (such payment date, the “Payment Date”); provided, however, subject to Section 2(b), if the Participant’s employment terminates before the Payment Date, all Performance Units granted hereunder shall be forfeited. In order to receive payment for the Performance Units, the Participant must be continuously employed by the Company or any of its Affiliates from the Grant Date through the Payment Date.

(b) Change in Control. Notwithstanding anything in Section 2(a) to the contrary, in the event of the occurrence of a Change in Control (as defined below), each Performance Unit granted hereunder shall become immediately payable in an amount equal to the Initial Grant Value (as specified in the Certificate). For purposes of this Agreement, “Change in Control” shall mean: (i) a change in the ownership of the Company as defined in Treasury Regulations 1.409A-2(i)(5)(v); (ii) a change in the effective control of the Company as defined in Treasury Regulations 1.409A-2(i)(5)(vi); or (iii) a change in the ownership of a substantial portion of the Company’s assets as defined in Treasury Regulations 1.409A-2(i)(5)(vii). The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder (“Section 409A”).

3. Nontransferability. The Performance Units granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. No assignment or transfer of any Performance Units in violation of this Section 3, whether voluntary or involuntary, by operation of law or otherwise, except as required by applicable law, shall vest in the assignee or transferee any interest whatsoever.

4. Withholding Taxes. The Company shall have the right to withhold from wages or other amounts otherwise payable to the Participant, or otherwise require the Participant to pay, any federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld by law or regulations (“Withholding Taxes”) arising as a result of the grant of Performance Units, the payment of the Payment Value, or any other taxable event occurring pursuant to the Plan, this Agreement or the Certificate. In satisfaction of the requirement to pay Withholding Taxes, the Company, in its discretion, may elect to satisfy the obligation for Withholding Taxes by retaining a portion of the Payment Value equal to the amount of any Withholding Taxes due on the Payment Date.

5. Recoupment. Subject to the clawback provisions of the Sarbanes-Oxley Act of 2002, the Committee may, in its discretion, direct that the Company recoup, and upon demand by the Company, the Participant agrees to return to the Company, all or a portion of any amount paid to the Participant hereunder computed using financial information or Performance Criteria later found to be materially inaccurate as a result of fraud or other misconduct by the Participant. The amount to be recouped shall be determined by the Committee in its discretion but shall not exceed the Payment Value. If after a demand for recoupment under this Section 5, the Participant fails to return any amount paid by the Company, the Participant acknowledges that the Company has the right to effect the recovery of the amount paid and the amount of its court costs, attorneys’ fees and other costs and expenses incurred in connection with enforcing this Agreement.

6. Administration. This Agreement and the rights of the Participant hereunder and under the Certificate are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan, this Agreement and the Certificate, all of which shall be binding upon the Participant. Any inconsistency between the Agreement or the Certificate (on the one hand) and the Plan (on the other hand) shall be resolved in favor of the Plan.

7. Exclusion from Pension Computations. By acceptance of the Performance Units granted hereunder, the Participant hereby agrees that any income or gain realized upon the receipt or disposition of the Performance Units is special incentive compensation and shall not be taken into account, to the extent permissible under applicable law, as “wages”, “salary” or “compensation” in determining the amount of any payment under any pension, retirement, incentive, profit sharing, bonus or deferred compensation plan of the Company or any of its Affiliates.

8. Miscellaneous.

(a) Annual Bonus. With respect to Participants who are party to employment agreements that provide for annual bonus compensation, the Payment Value shall constitute annual bonus compensation.

(b) No Right to Employment. Neither this Agreement nor the Certificate shall confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement or the Certificate interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

(c) Successors. All obligations of the Company under the Plan, this Agreement and the Certificate, with respect to the Performance Units granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

(d) Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(e) Consent to Board or Committee Action. By accepting this grant of Performance Units, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(f) Amendment. The Committee may, with the consent of the Participant, at any time or from time to time amend the terms and conditions of this grant of Performance Units. In addition, the Committee may at any time or from time to time amend the terms and conditions of this grant of Performance Units in accordance with the Plan.

(g) Governmental Approvals. This Agreement and the Certificate shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(h) Governing Law. To the extent not preempted by federal law, this Agreement and the Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(i) Compliance with Section 409A. The payment of the Payment Value under this Agreement is intended to comply with Section 409A, and this Agreement shall be interpreted, operated and administered consistent with this intent. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of this Agreement under Section 409A or any other federal, state, local, foreign or other taxes. Tax consequences will depend, in part, upon the application of the relevant tax law to the relevant facts and circumstances. The Participant should consult a competent and independent tax advisor regarding the tax consequences of this Agreement.

(j) Waiver of Trial by Jury. The Participant, every person claiming under or through the Participant, and the Company hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the Plan, this Agreement or the Certificate.

(k) Conflicts. The order of precedence as between the Plan, this Agreement or the Certificate, and any written employment agreement between Participant and the Company shall be as follows: If there is any inconsistency between (a) the terms of this Agreement or the Certificate (on the one hand) and the terms of the Plan (on the other hand); or (b) any such written employment agreement (on the one hand) and the terms of the Plan (on the other hand), the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement, the Certificate or the written employment agreement (as the case may be). If there is any inconsistency between the terms of this Agreement or the Certificate (on the one hand) and the terms of Participant’s written employment agreement, if any (on the other hand), the terms of this Agreement or the Certificate (as the case may be) shall completely supersede and replace the conflicting terms of the written employment agreement unless such written employment agreement was approved by the Committee, in which event such written employment agreement shall completely supersede and replace the conflicting terms of this Agreement or the Certificate (as the case may be).

(l) Exculpation. The Performance Units granted hereunder and all documents, agreements, understandings and arrangements relating hereto have been issued on behalf of the Company by officers acting on its behalf and not by any person individually. None of the officers, Directors or stockholders of the Company nor the Directors, officers or stockholders of any Affiliate of the Company shall have any personal liability hereunder or thereunder. The Participant shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of the Performance Units granted hereunder and all documents, agreements, understanding and arrangements relating hereto and will not seek recourse or commence any action against any of the Directors, officers or stockholders of the Company or any of the Directors, officers or stockholders of any Affiliate, or any of their personal assets, for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto with respect to the Performance Units granted hereunder.

(m) Captions. The captions in this Agreement are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

(n) Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid or overnight courier, addressed as follows: if to the Company, at its office at 122 Fifth Avenue, New York, NY 10011, Attn: Human Resources, or at such other address as the Company by notice to the Participant may designate in writing from time to time; and if to the Participant, at the address shown below his or her signature on the Certificate, or at such other address as the Participant by notice to the Company may designate in writing from time to time. Notices shall be effective upon receipt.